Newgioco Receives Notification from Nasdaq Regarding Delayed Quarterly Report on Form 10-Q

New York, NY – July 8, 2020 – Newgioco Group, Inc. (“Newgioco” or the “Company”) (Nasdaq: NWGI), a global sports betting and interactive gaming technology company providing fully integrated, omni-channel sports betting software solutions, announced that it received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC ("Nasdaq") on July 2, 2020, indicating that, as a result of the Company’s delay in filing its Quarterly Report on Form 10-Q for the three months ended March 31, 2020 (the “Quarterly Report”), the Company is not in compliance with the timely filing requirement for continued listing under Nasdaq Listing Rule 5250(c)(1). The notification letter has no immediate effect on the listing or trading on the Company’s common stock on the Nasdaq Market.

The Company filed an 8-K on March 12, 2020, stating that as result of the global outbreak of the COVID-19 virus, the Italian government imposed restrictions on travel throughout Italy as well as transborder crossings, that substantial limited the Company’s efforts to meet its filing deadlines because certain Company officers and management as well as professional staff of its independent public accounting firm were unable to travel to Italy. On March 25, 2020, the Securities and Exchange Commission provided extended conditional exemptions from reporting requirements for public companies affected by Covid-19. Thereafter, the Company filed an 8-K on May 13, 2020, stating that the Company would avail itself of the 45-day extension to file its Quarterly Report, that was originally due on Friday, May 15, 2020.

“Newgioco was particularly impacted due to the sudden and unforeseen lockdown of both commercial businesses and travel restrictions in Europe that affected not only our operations but also our ability to carry out corporate responsibilities on a timely basis,” stated Michele Ciavarella, CEO of Newgioco Group, Inc. “Since partial relief to reopen commenced in Italy on May 4, 2020, our management team and auditors have worked diligently towards completing both our Annual Report for the year ended December 31, 2019, which we filed on July 2, 2020 and our Quarterly Report for the three months ended March 31, 2020, which we expect to file as soon as practicable to regain compliance.”

Nasdaq has informed the Company that it must submit a plan of compliance (the "Plan") within 60 calendar days of receipt of the letter, or August 31, 2020 addressing how it intends to regain compliance with Nasdaq’s listing rules and, if Nasdaq accepts the Plan, it may grant an extension of up to 180 calendar days from Quarterly Report’s original filing due date to regain compliance. The Company intents to file its Quarterly report as soon as practicable within the 60 days provided by Nasdaq.

About Newgioco Group, Inc.

Newgioco Group, Inc., is a global leisure gaming technology company, with fully licensed online and land-based gaming operations and innovative betting technology platforms that provide bet processing for casinos and other gaming operators. The Company conducts its business under the registered brand Newgioco primarily through its internet-based betting distribution network on its website, www.newgioco.it as well as in retail neighborhood betting shops throughout Italy.

Newgioco offers clients a full suite of leisure gaming products and services, such as sports betting, virtual sports, online casino, poker, bingo, interactive games and slots. Newgioco also owns and operates innovative betting platform software providing both B2B and B2C bet processing for casinos, sports betting and other online and land-based gaming operators. Additional information is available on our corporate website at www.newgiocogroup.com.

Investors may also find us on Facebook® and follow us on Twitter @NWGI_gaming.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and includes, among other aspects, statements regarding completion of our Quarterly Report on Form 10-Q as soon as practicable to regain compliance within the 60 days provided by Nasdaq to submit a plan of compliance. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to complete and timely file our Quarterly Report on Form 10-Q, our ability to submit a plan of compliance to regain compliance within the 60 days provided by Nasdaq, Nasdaq granting an extension of up to 180 calendar days from Quarterly Report’s original filing due date to regain compliance, and our ability to continue to maintain compliance with the Nasdaq requirements, the duration and scope of the COVID-19 outbreak worldwide, including the impact to the state and local economies and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and its subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Form 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

For further information, please contact:

Newgioco Group, Inc.

Michele Ciavarella, Chief Executive Officer

investor@newgiocogroup.com